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                       MTB GROUP OF FUNDS

                    MTB Large Cap Value Fund
                   MTB Large Cap Value Fund II

                100 EAST PRATT STREET, 15TH FLOOR
                   BALTIMORE, MARYLAND  21202

                        February 11, 2008


Dear Shareholder,


     This letter is being provided to notify the shareholders of MTB Large Cap Value Fund and MTB Large Cap Value Fund II (the Funds), each a portfolio of MTB Group of Funds (the Trust), of a change of control of the Funds investment sub-advisor, NWQ Investment Management Company LLC (NWQ). This change of control caused the Funds investment sub-advisory agreements (the
Prior   Agreements)  to  automatically  terminate   under   the
provisions of the Investment Company Act of 1940, as amended, thereby requiring the Board of Trustees of the Funds to approve new sub-advisory agreements with NWQ, which are substantially identical to each Funds Prior Agreement except for the dates of execution and termination.

     The Trust and MTB Investment Advisors, Inc. (MTBIA) received an exemptive order from the Securities and Exchange Commission that permits MTBIA, as the Funds investment advisor, to hire new sub-advisors or make changes to the existing sub-advisory agreements with the approval of the Trusts Board of Trustees, but without obtaining approval of the shareholders of the affected Fund. As a condition of this exemptive order, MTBIA and the Trust are required to furnish shareholders with information about the new sub-advisors or sub-advisory agreements.

     The  enclosed  Information Statement provides  information relating to the change of control of NWQ and the approval of  the
new  sub-advisory  agreements.   The  changes  described  in  the
Information Statement do not require shareholder approval.

     Please take a few minutes to review the attached materials and thank you for your investment in MTB Group of Funds.


                                             Sincerely,


                                             Carl W. Jordan
                                             President
                                             MTB Group of Funds

                      INFORMATION STATEMENT

                       MTB GROUP OF FUNDS

                    MTB Large Cap Value Fund
                   MTB Large Cap Value Fund II

                100 EAST PRATT STREET, 15TH FLOOR
                   BALTIMORE, MARYLAND  21202


     This Information Statement is being provided to shareholders of MTB Large Cap Value Fund (Large Cap Value Fund) and MTB
Large   Cap   Value   Fund  II  (Large  Cap  Value   Fund   II)
(collectively, the Funds), each a portfolio of MTB Group of Funds (the Trust), to provide information regarding a change of control of the Funds investment sub-advisor, NWQ Investment Management Company LLC (NWQ). This change of control caused
the   Funds  investment  sub-advisory  agreements  (the   Prior
Agreements) to terminate under the provisions of the Investment Company Act of 1940, as amended (the 1940 Act), thereby requiring the Board of Trustees of the Funds (the Board) to
approve   new   sub-advisory  agreements  with  NWQ   which   are
substantially identical to each Funds Prior Agreement except for the dates of execution and termination. WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.

     Change of Control

     NWQ is a subsidiary of Nuveen Investments, Inc. (Nuveen). On June 20, 2007, Nuveen announced that it had entered into a definitive Agreement and Plan of Merger (Merger Plan) to be acquired by an investor group majority-led by Madison Dearborn Partners, LLC (Madison), a private equity investment firm based in Chicago, Illinois (the Transaction). The Transaction was completed on November 13, 2007.

     The 1940 Act provides that a change of control of a funds
advisor  or  sub-advisor  results  in  an  assignment,  and   a
consequent automatic termination, of the investment management agreement between the fund and the advisor. Accordingly, as a result of the Transaction, effective November 13, 2007, the Prior Agreements dated July 28, 2005, among the Funds, MTB Investment Advisors, Inc., as the Funds investment advisor (MTBIA) and NWQ, terminated on November 13, 2007. In anticipation of pending termination of the Prior Agreements, the Board, at its September 2007 regular meeting, approved new sub-advisory agreements (the New Agreements) with NWQ, having terms substantially identical to the terms of the Prior Agreements except for the dates of execution and termination, to take effect on the date of the termination of the Prior Agreements (i.e., November 13, 2007).

     Under the terms of the New Agreements, NWQ makes investment decisions for the assets of the relevant Fund allocated to it by MTBIA, and continuously reviews, supervises and administers such Funds investment programs with respect to these assets.

     The New Agreements do not require shareholder approval because the Trust has received permission from the Securities and Exchange Commission (the SEC) to enter into new sub-advisory agreements without the delay and expense of a shareholder vote. This special permission was made subject to several conditions. One of the conditions which has been satisfied is that the shareholders of each of the Funds must approve a policy to permit the Trusts Board and investment advisor to appoint and replace sub-advisors for the Funds and to enter into and amend their sub-advisory contracts without seeking shareholder approval. Another condition requires shareholders to be notified of the details of any new sub-advisory agreements entered into by the Trust by sending the shareholders an Information Statement within 90 days of the hiring of the new sub-advisor. Therefore, you are receiving this Information Statement.

     Details of Sub-Advisory Relationship
     On December 7, 2004, the Board unanimously approved the recommendation of MTBIA, 100 East Pratt Street, 17th floor, Baltimore, MD 21202, to hire NWQ as a sub-advisor for the Funds. MTBIA and its predecessors or affiliates have been the investment advisor to the Funds since their inception. MTBIA continues to serve as such under two separate Investment Advisory Contracts (collectively, the Advisory Contract) that were last approved by Consents of Sole Shareholder dated September 24, 1997 for MTB Large Cap Value Fund and May 1, 2002 for MTB Large Cap Value Fund
II. Under the Advisory Contract, MTBIA has the overall responsibility, subject to the oversight of the Board, for providing investment advisory services to the Trust. Also under the Advisory Contract, MTBIA is permitted to hire sub-advisors to assist it in investing the Trusts assets. MTBIA monitors and evaluates the performance of any sub-advisors and makes recommendations to the Board regarding their hiring, termination and replacement.

     Section 15(f) of the 1940 Act

     Section 15(f) of the 1940 Act provides that an investment advisor/sub-advisor to a mutual fund (or its affiliates) may receive any amount or benefit in connection with a sale of any interest in such advisor which results in an assignment of an advisory contract if two conditions are satisfied. One condition is that, for a period of three years after such assignment, at least 75% of the board of directors or trustees of the fund cannot be interested persons of the new advisor or its predecessor. The second condition is that no unfair burden be imposed on the investment company as a result of the assignment or any express or implied terms, conditions or understandings applicable thereto.

     In connection with the first condition of Section 15(f), the Trust currently meets this condition and expects to be able to continue meeting this condition. With respect to the second condition of Section 15(f), an unfair burden on a fund is defined in the 1940 Act to include any arrangement during the two-year period after any such transaction occurs whereby the investment advisor or its predecessor, or any interested person of such advisor, predecessor, or successor, receives or is entitled  directly or indirectly to receive any  compensation  of
two  types.   The first type is compensation from any  person  in
connection with the purchase or sale of securities or other property to, from or on behalf of the fund, other than bona fide ordinary compensation as principal underwriter for such fund. The second type is compensation from the fund or its security holders for other than bona fide investment advisory or other services. Both NWQ and Nuveen have represented to the Trust that they are not aware of any arrangement whereby NWQ or any interested person of NWQ would impose an unfair burden on the Funds within the meaning of Section 15(f).

     Board Evaluation

     In approving the New Agreements, the Board met at a regular meeting on September 11, 2007 and carefully evaluated: (1) the nature, extent and quality of the services expected to be rendered to the Funds by NWQ; (2) the distinct investment objective and policies of the Funds; (3) the history, organizational structure, financial condition and reputation of NWQ, and the qualification and background of NWQs personnel; (4) the practices and policies of NWQ with respect to selecting brokers and executing trades; (5) certification by NWQ of the existence and adequacy of an advisor compliance program under the Investment Advisers Act of 1940; (6) any regulatory, compliance or litigation matters; (7) business continuity and document management programs; (8) the investment performance records of NWQ; (9) the reasonableness of the fees to be paid to and the profits to be realized by NWQ (including any benefits to be received by NWQ or its affiliates in connection with soft dollar arrangements); (10) whether the fees to be paid to NWQ were competitive with the fees they charge other clients that are similarly managed; (11) how competitive forces in the market impacted the ability to secure the services of NWQ and negotiate fees; (12) the extent to which economies of scale would be realized as the Fund grows, and whether fee levels reflect these economies of scale; (13) the reasonableness of the fees that would be retained by MTBIA, before and after any voluntary waivers, and that there would be no changes to the advisory fees charged to the Funds; and (14) other factors deemed relevant. The Board relied upon MTBIAs report to the Board that the nature of the services to be provided by, and the fees to be paid to, NWQ are no less favorable to the Funds than are available from other prospective sub-advisors, noting in that regard that all fees to NWQ will be paid by MTBIA, and not by the Funds.

     The Boards decision to approve the New Agreements reflects the exercise of its business judgment on whether the proposed sub-advisory arrangements would be in the best interest of each Fund. During the course of its review of these agreements, the Board considered and relied upon many factors, among the most material of which are those set forth above.

     In particular, the Board relied upon the fact that MTBIA remains the party primarily responsible for the performance of the Funds, through its selection and retention (subject to approval of the Board) and continued supervision of NWQ, and that MTBIA initially recommended to the Board the engagement of NWQ after extensive research of numerous candidate firms. The Board also relied upon the fact that MTBIA initially negotiated fee arrangements with NWQ on an arms-length basis.

     Finally, the Board based its decision on the following additional material considerations: (1) the fact that the terms of the New Agreements are substantially identical to the Prior Agreements, except for the dates of execution and termination;
(2) the receipt of the representation by NWQ and Nuveen that they are not aware of any arrangement whereby NWQ or any interested person of NWQ would impose an unfair burden on the Funds within the meaning of Section 15(f) of the 1940 Act; and (3) the receipt of a written representation by NWQ that there is no material change to the information previously provided to the Board in connection with the Boards initial approval of NWQ as subadvisor to the Funds at its December 2004 regular meeting, and that the consummation of the Transaction will not result in any change in NWQs relationship with the Funds, including any change in the personnel or management of NWQ.

     Compensation

     Pursuant to the terms of the New Agreements, NWQ receives a sub-advisory fee from MTBIA at the annual rate of 0.45% of the average daily net assets of the Large Cap Value Fund and Large Cap Value Fund II that it manages. The new sub-advisory arrangements will not affect the advisory fees or total expenses payable by the Funds. All sub-advisory fees will be paid by MTBIA out of its investment advisory fee. NWQ may voluntarily waive all or a portion of its sub-advisory fee in its sole discretion. For the year ending December 31, 2007, the Funds paid MTBIA $42,837.58. For the year ending December 31, 2007, the Funds (out of its fees received from the Funds) paid NWQ $42,837.58 for sub-advisory services.

     Affiliated Brokerage Commissions

     The Funds did not make any payments to an affiliated broker for the fiscal year ended December 31, 2007.

     Additional Information on NWQ

     NWQ is a registered investment advisor that was founded in 1982.. NWQ is a subsidiary of Nuveen Investments, Inc. (Nuveen). NWQs principal business address is 2049 Century Park East, Los Angeles, California 90067. As of December 31, 2007, NWQ managed approximately $34.6 billion in assets.

     On November 13, 2007, Nuveen was acquired by investors led by Madison Dearborn Partners, LLC (MDP). MDP is a private equity investment firm based in Chicago, Illinois. As a result of the Transaction, MDP is considered an affiliate of NWQ under
the  1940 Act.   Merrill Lynch & Co. and its affiliates (Merrill
Lynch), as a significant member of the MDP investor group, is now an affiliated person (as that term is defined in the 1940
Act) of NWQ and the Funds. As a result, the portion of each Fund managed by NWQ is generally prohibited from entering into principal transactions with Merrill Lynch and is subject to other limitations in transacting with Merrill Lynch. NWQ and the Funds do not believe that any such prohibition or limitations will have a materially adverse effect on each Funds ability to pursue their investment objectives and policies.

     Following is a list of the directors and principal executive officers of NWQ and their principal occupation. Unless otherwise noted, the address of each person listed is 2049 Century Park
East, Los Angeles, California 90067.


Name                   Principal Occupation
Conlin, John E.        Co-President and Chief Operating
                       Officer
Bosse, Jon D.          Co-President and Chief Investment
                       Officer
Carne, Michael J.      Managing Director
Peers, Darren T.       Managing Director
Thomas, Phyllis G.     Managing Director
Stephenson, James T.   Managing Director
Morris, Mark A.        Managing Director
Patterson, Mark R.     Managing Director
Stumpf, David M.       Managing Director
Tenser, Gregg S.       Managing Director
Bailey, Craig Chip   Senior Vice President
O.
Hunter, Kevin A.       Senior Vice President
Pollack, Martin        Senior Vice President
Allen, Kirk            Managing Director, Trading
Tichenor, Sandra       Senior Vice President, General Counsel
                       & Chief Compliance Officer

     NWQ currently serves as sub-advisor (but not investment advisor) to several other mutual funds with similar objectives to the Large Cap Value Fund and Large Cap Value Fund II. The following chart contains a description of these funds and the compensation paid to NWQ for its sub-advisory services:

Name of Fund      Approximate   Subadvisory Fee       Waiver of
                  Total Fund    (annually, as % of    Subadvisory
                  Assets as of  average daily net     Fee
                  December 31,  assets)
                  2007
HSBC Investor     $78.2         0.35% up to $500      None
Value Fund        million       million; 0.30% over
                                $500 million, up to
                                $1 billion; 0.25% in
                                excess of $1 billion
HSBC MM U.S.      $55.0         0.35% of average net  None
Value Equity      million       assets
Pooled
Integra Mutual    $95.5         0.80% on first $5     None
Funds - NWQ U.S.  million       million; 0.60% on
Large Cap Value                 next $15 million;
Fund                            0.50% over $20
                                million
MD PIM U.S.       $637.1        0.50% on first $100   None
Equity Pool       million       million; 0.40% on
                                next $100 million;
                                0.35% over $200
                                million
Merrill Lynch     $87.1million  0.50% on first $150   None
Global Selects                  million; 0.40% for
Portfolios, plc                 $150 million to $250
(Fund) - North                 million; 0.30% for
American Large                  $250 million to $1
Cap Value I                     billion; 0.25% for
(Sub-Fund)                    over $1 billion
Nuveen NWQ Large  $20.7         Nuveen Asset          See
Cap Value Fund    million       Management (NAM),   Subadvisory
                                the Funds investment Comment
                                adviser, pays NWQ a
                                portfolio management
                                fee equal to 50% of
                                NAMs advisory fee
                                (net of any waivers,
                                reimbursement
                                payments, supermarket
                                fees and alliance
                                fees waived,
                                reimbursed or paid by
                                NAM in respect of the
                                Fund).  NAMs
                                advisory fee is
                                currently 0.83%.

     Additional Information on the Funds

     The annual report for Large Cap Value Fund, which includes audited financial statements for its fiscal year ended April 30, 2007, was mailed to shareholders on or about June 29, 2007 and the semi-annual report for the period ended October 31, 2007 was mailed to shareholders on or about December 31, 2007. The annual report for the Large Cap Value Fund II, which includes audited financial statements for its fiscal year ended December 31, 2006, was mailed to shareholders on or about February 28, 2007, and the semi-annual report for Large Cap Value Fund II, which includes unaudited financial statements for the period ended June 30, 2007, was mailed to shareholders on or about August 29, 2007. The Funds will promptly provide, without charge and upon request, a copy of the Funds annual report and/or semi-annual reports. Requests for annual reports or semi-annual reports for the Funds may be made by writing to the Funds principal executive offices located at 100 East Pratt Street, 15th floor, Baltimore, Maryland 21202 or by calling the Funds toll-free at 1-800-836-2211.

     The  Funds  distributor  is ALPS Distributors,  Inc.,  1290
Broadway, Suite 1100, Denver, Colorado 80203.

     The co-administrators for the Funds are M&T Securities, Inc., One M&T Plaza, Buffalo, NY 14203; and The Bank of New York
Mellon, 101 Barclay Street, New York, New York 10286.


February 11, 2008

IMPORTANT NOTICE ABOUT FUND DOCUMENT DELIVERY

In an effort to reduce costs and avoid duplicate mailings, the Funds intend to deliver a single copy of certain documents to each household in which more than one shareholder of the Funds resides (so-called householding), as permitted by applicable
rules.    The   Funds   householding  program   covers   their
Prospectuses  and  Statements  of  Additional  Information,   and
supplements to each, as well as Semi-Annual and Annual Shareholder Reports and any Proxies or information statements. Shareholders must give their written consent to participate in the householding program. The Funds are also permitted to treat a shareholder as having given consent (implied consent) if (i) shareholders with the same last name, or believed to be members of the same family, reside at the same street address or receive mail at the same post office box, (ii) the Funds give notice of their intent to household at least sixty (60) days
before   they  begin  householding  and  (iii)  none   of   the
shareholders in the household have notified the Funds or their agent of the desire to opt out of householding. Shareholders who have granted written consent, or have been deemed to have granted implied consent, can revoke that consent and opt out of householding at any time: shareholders who purchased shares through an intermediary should contact their representative; other shareholders may call the Funds at 1-800-836-2211.

     Cusip 55376T684
     Cusip 55376T676
     Cusip 55376T668
     Cusip 55376T650
     33398 (02/08)

                            EXHIBIT A



     Security   Ownership  of  Certain  Beneficial   Owners   and
Management

     As of the close of business on December 31, 2007, MTB Large Cap Value Fund and MTB Large Cap Value Fund II had issued and outstanding 13,857,130 and 864,419 shares, respectively. As of the close of business on December 31, 2007, the officers and directors of the Funds as a group beneficially owned less than one percent of the outstanding shares of the Funds. The following table sets forth information regarding the beneficial ownership of shares of the Funds as of December 31, 2007 by (i) all shareholders known to the Funds to be beneficial owners of more than 5% of their outstanding shares; (ii) each director and executive officer; and (iii) all officers and directors of the Funds as a group.

                              Name and Address of       Amount of
                         Beneficial     Percent
Title of Class                     Beneficial Owner(1)
Ownership(2)        of Class

MTB Large Cap Value Fund Class A Shares      PFPC Inc as agent
2,929,467.36   83.70%
                              760 Moore Road
                              King of Prussia, PA  19406

                              IRA FBO Shirley Mays
461,609.35     13.19%
                              P.O. Box 2052
                              Jersey City, NJ  07303

MTB Large Cap Value Fund Class B Shares      IRA RBO Rachel Mow
103,082.27     89.97%

* As of December 31, 2007, the Trustees and officers of the Trust owned in the aggregate less than 1% of the shares of the Fund.